Exhibit 10.18

Kofax Plc 16245 Laguna Canyon Road Irvine, CA 92618-3603 USA TEL: 949 727-1733 FAX: 949 727-3144 www.kofax.com

Joe A. Rose

3924 Southwestern Blvd.

Dallas, Texas 75225

17 February 2009

With effect from 1 April 2009, the board of Kofax plc (the “Company”) has appointed you as non-executive director. I am writing to set out the terms of your appointment. It is agreed that this is a contract for services and is not a contract of employment.

Appointment

Your appointment will be for an initial term of three years commencing on 1 April 2009, unless otherwise terminated earlier by and at the discretion of either party upon six months’ written notice. Continuation of your contract of appointment is contingent on satisfactory performance and re-election at forthcoming AG Ms. Nonexecutive directors are typically expected to serve two three-year terms, although the board may invite you to serve an additional period.

Time Commitment

Overall we anticipate a time commitment of one to two days per month after the induction phase. This will include attendance at approximately eight board meetings per annum (either physically or by conference call) and the AGM. In addition, you will be expected to devote appropriate preparation time ahead of each meeting.

By accepting this appointment, you have confirmed that you are able to allocate sufficient time to meet the expectations of your role. The agreement of the chairman should be sought before accepting additional commitments that might impact on the time you are able to devote to your role as a non-executive director of the Company.

Role

Non-executive directors have the same general legal responsibilities to the Company as any other director. The board as a whole is collectively responsible for the success of the Company. The board:

•	provides entrepreneurial leadership of the Company within a framework of prudent and effective controls which enable risk to be assessed and managed;

•	sets the Company’s strategic aims, ensures that the necessary financial and human resources are in place for the Company to meet its objectives, and reviews management performance; and

•	sets the Company’s values and standards and ensures that its obligations to its shareholders and others are understood and met.

All directors must take decisions objectively in the interests of the Company.

In addition to these requirements of all directors, the role of the non-executive director has the following key elements:

•	Strategy. Non-executive directors should constructively challenge and help develop proposals on strategy;

•	Performance. Non-executive directors should scrutinise the performance of management in meeting agreed goals and objectives and monitor the reporting of performance;

•	Risk. Non-executive directors should satisfy themselves on the integrity of financial information and that financial controls and systems of risk management are robust and defensible; and

•

People. Non-executive directors are responsible for determining appropriate levels of remuneration of executive directors and have a prime role in appointing, and where necessary removing, executive directors and in succession planning.

Fees

You will be paid a fee of US$80,000 gross per annum which will be paid monthly in arrears and which will be subject to an annual review by the board. The Company will reimburse you for all reasonable and properly documented expenses you incur in performing the duties of your office. It is agreed that reasonable expenses include business class air travel.

Outside interests

It is accepted and acknowledged that you have business interests other than those of the Company and have declared any conflicts that are apparent at present. In the event that you become aware of any potential conflicts of interest, these should be disclosed to the chairman and company secretary as soon as apparent.

Confidentiality

All information acquired during your appointment is confidential to the Company and should not be released, either during your appointment or following termination (by whatever means), to third parties without prior clearance from the chairman.

Your attention is also drawn to the requirements under both legislation and regulation as to the disclosure of price sensitive information. Consequently you should avoid making any statements that might risk a breach of these requirements without prior clearance from the chairman or company secretary.

Induction

The Company will promptly provide a comprehensive, formal and tailored induction.

Review process

The performance of individual directors and the whole board and its committees is evaluated annually. If, in the interim, there any matters which cause you concern about your role you should discuss them with the chairman as soon as is appropriate.

Insurance

The Company has directors’ and officers’ liability insurance and it is intended to maintain such cover for the full term of your appointment.

Independent professional advice

Occasions may arise when you consider that you need professional advice in the furtherance of your duties as a director. Circumstances may occur when it will be appropriate for you to seek advice from independent advisers at the Company’s expense. The Company will reimburse the full cost of expenditure incurred in accordance with its policy.

Committees

This letter refers to your appointment as a non-executive director of the Company. You will also serve as member of the Nomination and Remuneration Committees, as defined within the terms of reference of those committees. The above-mentioned fee also covers these additional responsibilities.

Please confirm your acceptance of this appointment by signing the duplicate original of this letter and returning it to the company secretary.

Yours sincerely,

/s/ Greg Lock

Greg Lock
Chairman
Kofax plc

I accept the terms of this letter.

/s/ Joe A. Rose	02/18/09
Joe A. Rose	Date

ANNEX

Matters Reserved to the Board of Directors

A.	MANAGEMENT STRUCTURE AND APPOINTMENTS

•	Appointment/Removal of Chief Executive Officer (CEO)

•	Other Appointment to/Removals from Company Board (both executive and non-executive, including company secretary)

•	Determination of Non-executive Remuneration

•	Appointment/Removal of Members of the Executive Management Team and other direct reports to the CEO

•	Adoption and Amendment of Standing Committee Terms of Reference

•	Appointment of Audit Committee Chair and Members

•	Appointment of Remuneration Committee Chair and Members

•	Appointment of Nomination Committee Chair and Members

•	Appointment/Removal of Auditors and other Advisers to the Board

•	Allocation of Executive Management Team Responsibilities

•	Company Board and Executive Management Team Succession Planning, Training and Development (based on recommendations of Nomination Committee)

•	Agreement with the Remuneration Committee on Policy for Remuneration of Board Members and Executive Management Team

•	Discretionary Delegation of Powers to ad hoc Committees

•	Appointment of ad hoc Committee Chair and Members and Terms of Reference

•	Determination of Matters Referred to Company Board by Committees

B.	STRATEGY AND POLICY

•	Annual Approval of Company Strategic Plan and Annual Operating Budget

•	Approval of Mid-term Changes to Operating Budget

•	Purchase/Relinquishment of D&O Liability Insurance Coverage

•	Approval of and Amendment to Model Share Dealing Code

•	Annual Review of Risk and Internal Control: Overall Approach to Assessing Risk and Control Systems (Short-term management may be delegated to Audit Committee)

C.	RECURRENT TRANSACTIONS

•	Approval of Accounts

•	Approval of Change to Accounting Policies

•	Approval of Announcements to Stock Exchange

•	Establishment of Share Option Schemes and Grants under such Schemes (granting authority may be delegated to and exercised by Remuneration Committee)

•	Establishment of Pension Scheme

•	Changes to Capital Structure and Approval of Payment of Dividends

•	Issue or Transfer of Shares in Company or its Subsidiaries to Third Parties (i.e. other than in respect of share option schemes)

•	Convening of General Meetings

•	Approval of Circulars to Shareholders/Ancillary Documentation

D.	AD HOC TRANSACTIONS

•	Terms of Acquisition/Disposal or Part Disposal of Subsidiaries, Business or Assets

•	Establishment of New Subsidiaries

•	Approval of Borrowing/Finance Facilities of EUR 1m or more

•	Pledge of Assets as Security for Borrowing of EUR 500k or more

•	Approval of Guarantees to Financiers/Suppliers for Liabilities of EUR 500k or more

•	Approval of Contracts with Term exceeding One Year and Financial Impact exceeding EUR 500k

•	Initiate Litigation for Recovery of EUR 250k or more or Settlement of Claims against the Company of more than EUR 250k

•	Capital Expenditure/leases in excess of EUR 250k per annum (outside of budget)

•	Approval of all Transactions with “connected persons”

•	Approval of Contracts other than on Arm’s Length Terms or Outside the Ordinary Course of Business